EXHIBIT 99

This Form 4 is being filed by (i) Black Canyon Investments L.P. ("BC
Investments"), (ii) Black Canyon Investments LLC ("BC GP"), (iii) Black Canyon
Capital LLC ("BC Capital"), (iv) Michael K. Hooks, and (v) Mark W. Lanigan
(together with BC Investments, BC GP, BC Capital and Michael K. Hooks, the
"Reporting Persons"). BC-MB GP is a wholly-owned subsidiary of Black Canyon
Direct Investment Fund L.P. ("BC Fund"). BC Investments is the general partner of the BC Fund and possesses the voting power and dispositive power with respect to the securities beneficially owned by the BC Fund, including securities held by BC-MB GP. BC Investments also possesses the voting power and dispositive power with respect to the securities beneficially owned by Canyon Value
Realization Fund, L.P. (the "Canyon Fund") and The Canyon Value Realization
Master Fund, L.P. (the "Canyon Master Fund"), pursuant to an agreement between
BC Investments and Canyon Fund and the Canyon Master Fund. As a result, BC
Investments may be deemed the beneficial owner of the securities beneficially owned by the BC Fund, the Canyon Fund and the Canyon Master Fund. BC GP is the
general partner of BC Investments and possesses the voting and dispositive power with respect to the securities beneficially owned by BC Investments and may be deemed the beneficial owner of the securities beneficially owned by BC
Investments. BC Capital, as a managing member of BC GP, possesses the voting power with respect to the securities beneficially owned by BC GP and may be deemed the beneficial owner of the securities beneficially owned by BC GP.
Michael K. Hooks and Mark W. Lanigan are managing directors of BC Capital and may be deemed the beneficial owner of the securities beneficially owned by BC
Capital. The investment committee of BC GP possesses the dispositive power with respect to the securities beneficially owned by BC GP. The investment committee of BC GP is comprised of Messrs. Hooks and Lanigan, Mr. Joshua S. Friedman and
Mr. Mitchell R. Julis and, therefore, no individual member of the committee is deemed to control the disposition of the securities beneficially owned by BC GP.
As manager of Loudon Partners, LLC, Bradley Spencer, chief financial officer of
BC Capital, possesses the voting and dispositive power with respect to the securities beneficially owned by Loudon Partners, LLC.

The Reporting Persons are beneficial owners of 10% or more of the Issuer's Class
A Common Stock. The Reporting Persons also may be deemed a director as they have representatives serving on the Issuer's board of directors. Michael K. Hooks and
Mark W. Lanigan currently serve as representatives of the Reporting Persons on the Issuer's board of directors.

Each of the Reporting Persons may be deemed, pursuant to Rule 13d-3 under the
Securities Exchange Act of 1934, as amended, to beneficially own the Issuer's securities reported herein and each of the Reporting Persons disclaims beneficial ownership of the Issuer's securities reported herein, except to the extent of their respective pecuniary interests therein, if any, in those securities.